EXHIBIT A-3




                             SHAREHOLDERS' AGREEMENT



                                  BY AND AMONG

                             PROGRESS ENERGY, INC.,

               ALBEMARLE PAMLICO ECONOMIC DEVELOPMENT CORPORATION,

                                       AND

                   EASTERN NORTH CAROLINA NATURAL GAS COMPANY






                              DATED JANUARY 5, 2001


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1 - DEFINITIONS........................................................1

   1.1. DEFINITIONS............................................................1

SECTION 2 - FORMATION..........................................................2

   2.1 FORMATION...............................................................2
   2.2 NAME....................................................................2
   2.3 PURPOSES; POWERS........................................................2
   2.4 TERM....................................................................3
   2.5 ASSIGNMENT OF OTHER AGREEMENTS..........................................3

SECTION 3 - REPRESENTATIONS AND WARRANTIES.....................................3

   3.1 APEC REPRESENTATIONS AND WARRANTIES.....................................3
   3.2 CP&L REPRESENTATIONS AND WARRANTIES.....................................5

SECTION 4 - MANAGEMENT-RELATED MATTERS.........................................6

   4.1 ANNUAL BUDGET...........................................................6
   4.2 ACCOUNTING; BOOKS AND RECORDS; FINANCIAL STATEMENTS.....................6
   4.3 INSURANCE...............................................................7
   4.4 OTHER ACTIVITIES OF THE SHAREHOLDERS AND THEIR AFFILIATES...............7
   4.5 BOARD OF DIRECTORS; COMMITTEES..........................................8

SECTION 5 - SIZE AND CONSTRUCTION OF THE FACILITIES............................9

   5.1 SIZE AND CONSTRUCTION OF THE FACILITIES.................................9
   5.2 GOVERNMENTAL APPLICATIONS...............................................9

SECTION 6 - FINANCIAL MATTERS..................................................9

   6.1 SYSTEM DEVELOPMENT COSTS................................................9
   6.2 CAPITALIZATION.........................................................10
   6.3 NO RELIANCE BY PARTIES EXTENDING CREDIT................................10

SECTION 7 - RESTRICTIONS ON TRANSFER..........................................11

   7.1 GENERAL................................................................11
   7.2 RESTRICTIONS ON TRANSFER BY SHAREHOLDERS...............................11
   7.3 OTHER SHAREHOLDER'S RIGHT OF FIRST OFFER...............................11
   7.4 CERTAIN AMENDMENTS.....................................................13
   7.5 OTHER PROVISIONS APPLICABLE TO PERMITTED TRANSFERS.....................13
   7.6 ATTEMPTED TRANSFERS IN CONTRAVENTION...................................13
   7.7 TRANSFERS RESULTING FROM CHANGE OF CONTROL.............................13

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SECTION 8 - EVENTS OF DISSOCIATION; WITHDRAWAL; DISSOLUTION...................14

   8.1 NO SHAREHOLDER ACTION TO DISSOLVE THE COMPANY..........................14
   8.2 DISSOLUTION EVENTS.....................................................14

SECTION 9 - CONFIDENTIALITY...................................................14

   9.1 CONFIDENTIAL INFORMATION...............................................14
   9.2 REMEDIES...............................................................15
   9.3 DISCLOSURE OF CERTAIN INFORMATION......................................15
   9.4 SURVIVAL...............................................................15

SECTION 10 - EXCULPATION AND INDEMNIFICATION..................................15

   10.1 EXCULPATION...........................................................15
   10.2 INDEMNIFICATION BY COMPANY............................................16
   10.3 NONEXCLUSIVITY........................................................16
   10.4 INDEMNIFICATION BY SHAREHOLDERS.......................................16
   10.5 AUTHORIZATION.........................................................17
   10.6 SURVIVAL..............................................................17

SECTION 11 - AMENDMENTS.......................................................17


SECTION 12 - DISPUTE RESOLUTION...............................................17

   12.1 BINDING ARBITRATION...................................................17
   12.2 SOLE AND EXCLUSIVE REMEDY.............................................19
   12.3 APPLICABILITY.........................................................19

SECTION 13 - MISCELLANEOUS....................................................20

   13.1 NOTICES...............................................................20
   13.2 BINDING EFFECT........................................................20
   13.3 CONSTRUCTION..........................................................20
   13.4 TIME..................................................................20
   13.5 HEADINGS..............................................................20
   13.6 SEVERABILITY..........................................................20
   13.7 INCORPORATION BY REFERENCE............................................20
   13.8 FURTHER ACTION........................................................21
   13.9 GOVERNING LAW.........................................................21
   13.10 WAIVER OF ACTION FOR PARTITION.......................................21
   13.11 THIRD-PARTY BENEFICIARIES............................................21
   13.12 EXPENSES.............................................................21
   13.13 COUNTERPART EXECUTION................................................21
   13.14 REMEDIES.............................................................21

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EXHIBIT 1.1 - DEFINITIONS......................................................1


EXHIBIT 4.3 - INSURANCE........................................................1


EXHIBIT 6.1(A) - SYSTEM DEVELOPMENT COSTS......................................1


EXHIBIT 6.2(C) - FORM OF PROMISSORY NOTE.......................................1



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                             SHAREHOLDERS' AGREEMENT


         This Shareholders' Agreement (this "Agreement") is made and entered into as of the 5th day of January, 2001, by and among PROGRESS ENERGY, INC., a North Carolina corporation ("PROGRESS ENERGY"), ALBEMARLE PAMLICO ECONOMIC DEVELOPMENT CORPORATION, a North Carolina corporation ("APEC"), and EASTERN NORTH CAROLINA NATURAL GAS COMPANY, a North Carolina corporation (the "Company"). Each of Progress Energy and APEC is a Shareholder and together are all of the Shareholders of the Company.

                             BACKGROUND INFORMATION

         The Clean Water and Natural Gas Critical Needs Act of 1998 was passed by the North Carolina Legislature in 1998 to provide additional funds ("Bond Funds") for the funding of projects to extend natural gas infrastructure into unserved areas of North Carolina.

         APEC desires to conduct and support projects and activities necessary for the construction of natural gas transmission and distribution lines and associated infrastructure within the currently fourteen (14) unserved counties in Eastern North Carolina ("Service Territory") as set forth in Section 2.3 of this Agreement.

         APEC seeks Progress Energy's expertise and resources to design the natural gas system, draft and submit necessary applications before the North Carolina Utilities Commission ("NCUC"), and construct and operate the natural gas system.

         APEC and Progress Energy wish to enter into a business arrangement that expands natural gas service into the Service Territory.

         Progress Energy and APEC wish to establish the Company in the form of a business corporation under the North Carolina Business Corporation Act (the "Act" (defined below)) for the purposes described herein.

         In consideration of mutual promises and agreements set forth herein, the parties hereto intending to be legally bound, hereby agree as follows:

                                    SECTION 1
                                   DEFINITIONS

         1.1   Definitions. The capitalized words and phrases set forth on
Exhibit 1.1 hereto, and the capitalized words and phrases defined elsewhere in this Agreement, have the indicated meanings for purposes of this Agreement.

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                                    SECTION 2
                                    FORMATION

         2.1 Formation. The Company was formed on January 5, 2001, by filing the Articles of Incorporation (the "Articles") with the North Carolina Secretary of State.

         2.2 Name. The name of the Company shall be "Eastern North Carolina Natural Gas Company," and all business of the Company shall be conducted in such name or in any other name or names that are selected by the Board.

         2.3 Purposes; Powers. The purposes of the Company shall be to operate as a Local Distribution Company in North Carolina to plan, design, develop, construct, own and provide for the operation and maintenance of the Facilities, to market the services related thereto, and to conduct such business activities as are necessary or incidental in connection therewith. The Company shall also encourage and support economic development throughout eastern North Carolina. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers allowed under the Act. Specifically, the Company will provide natural gas service to the following eastern North Carolina counties: Camden, Carteret, Currituck, Chowan, Dare, Gates, Hyde, Jones, Pamlico, Pasquotank, Pender, Perquimans, Tyrrell, and Washington (the "Service Territory"). To further this end, the parties agree that, among other things:

               (a)  Natural Gas Transmission and Distribution Systems.

                    (1) Progress Energy's subsidiary, Carolina Power & Light Company ("CP&L"), will design, construct, operate, maintain and administer the transmission and distribution systems necessary to serve the Service Territory (the "Facilities"), including but not limited to procuring natural gas supply and capacity, metering, billing, finance, administration, customer care, marketing, and planning, pursuant to the terms of the Construction, Operation and Maintenance Agreement between the Company and CP&L of even date herewith (the "CO&M Agreement"). The compensation to be paid by the Company to CP&L for performance of its duties under the CO&M Agreement shall, in addition to allowing CP&L to recover all just and reasonable expenses incurred in providing such services, allow CP&L to recover its just and reasonable system design, engineering and market analysis costs incurred prior to the execution of the CO&M Agreement and this Agreement. All of the functions undertaken by CP&L pursuant to the CO&M Agreement may be undertaken by, or assigned to, Company employees or Third Parties as CP&L may determine from time to time.

                    (2) APEC shall be responsible for studying and determining the potential for business expansion and economic development in, as well as recommending proposed natural gas facility expansions to serve new load in, the Service Territory, and to that end will perform the specific duties set forth in the terms of the Services Agreement between the Company and APEC of even date herewith (the "Services Agreement"). For performance of its duties under the Services Agreement, APEC will be reimbursed as follows (as more fully set

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forth in the Services Agreement): (i) APEC shall submit to the Company an annual budget and cash flow statement demonstrating APEC's total costs as well as a justification on an activity basis of those costs (to facilitate NCUC standards of prudence). From January 1, 2001 through December 31, 2004 APEC's proposed annual budget shall be no greater than $330,660.00. Subsequent to December 31, 2004, APEC may increase its annual budget of $330,660.00 by an amount equal to the total increase in the "Consumer Price Index" prepared by the U.S. Department of Labor, Bureau of Labor Statistics (often known as the "cost of living index") or its equivalent, from January 1, 2001 to December 31, 2004 and from January
1st to December 31st each year thereafter. For example, assuming the index was 100 on January 1, 2001 and the index adjusted to the same basis was 120 on December 31, 2004, the annual budget for the year beginning January 1, 2005 could be increased by twenty (20%) percent over and above the annual budget for the year beginning January 1, 2001. Provided, however, that the Board of Directors of the Company, may, with the vote of at least one (1) Progress Energy Director approve payment to APEC in excess of the amounts established by this subsection. The parties agree that should the NCUC fail to allow the recovery of all or a portion of the budgeted expenses associated with the services to be provided by APEC pursuant to the Services Agreement, Progress Energy and APEC shall renegotiate this provision.

                    (3) Construction of the system will be phased in, beginning with Camden, Chowan, Pasquotank, Perquimans, Gates and Currituck counties, and will proceed in accordance with any applicable NCUC orders.

               (b) Financing. As stated in the NCUC Application, financing of the Facilities will be accomplished primarily from the Bond Funds. Pursuant to
Section 6.2 of this Agreement, additional funds will be made available to the Company. The Company may also elect to enter into additional credit facilities as deemed necessary by the Board.

         2.4 Term. The Company commenced on the date of the filing of the Articles with the North Carolina Secretary of State and shall continue in existence until such date as the Company may be dissolved as provided in this Agreement.

         2.5 Assignment of Other Agreements. Subject to the approval by the Company of such assignment, each Shareholder agrees upon request by the Board to assign to the Company all rights under any agreement which such Shareholder has entered into or enters into in connection with, or related to, the Facilities (other than this Agreement or any Related Agreement).

                                    SECTION 3
                         REPRESENTATIONS AND WARRANTIES

         3.1 APEC Representations and Warranties. In order to induce Progress Energy to enter into this Agreement and to perform its obligations hereunder, APEC represents and warrants to Progress Energy and to the Company that:

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               (a)  APEC is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina; and it has all corporate power and authority necessary to carry on its business as it is now being conducted, to enter into this Agreement, and to perform its obligations hereunder.

               (b) All corporate and other proceedings required to be taken by or on behalf of APEC to authorize it to enter into and carry out this Agreement have been duly taken; and this Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of APEC, enforceable against APEC in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally, and (ii) to the extent that equitable remedies, such as injunctive relief or specific performance, are within the discretion of courts of competent jurisdiction.

               (c) The execution and delivery of this Agreement, the performance by APEC of its terms, and the consummation of the transactions contemplated hereby, will not result in any violation of, or default or loss of a benefit under, or permit the acceleration of any obligation under, (i) the articles of incorporation or bylaws of APEC, (ii) any contract, agreement or commitment of APEC, or (iii) any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to APEC or to its properties, other than such conflicts, violations, defaults or losses which do not and will not, individually or in the aggregate, have a material adverse effect on the business or financial condition of APEC or on the ability of APEC to perform its obligations hereunder.

               (d) Except as mentioned herein, and subject to NCUC approval, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority remains to be obtained or made in connection with the execution and delivery of this Agreement by APEC or the consummation by APEC of the transactions contemplated hereby.

               (e) There is no litigation, claim, proceeding or investigation of any nature pending or, to APEC's knowledge, threatened against or affecting APEC or any of its Affiliates that would materially interfere with its ability fully to perform its obligations under this Agreement. As used in this Section 3.1(e), a litigation claim, proceeding or investigation shall be "threatened" if a specific potential claimant has overtly manifested to APEC an awareness of and present intention to assert or commence such litigation, claim, proceeding or investigation on the basis of specified facts and theories.

               (f) All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by APEC or its Affiliates directly with Progress Energy or Affiliates thereof and without the intervention of any Person who, either as a result of any act of APEC or otherwise to the knowledge of APEC, has or will have a valid claim against any of the Company, APEC, CP&L or their Affiliates for a finder's fee, brokerage commission or other like payment with respect to this Agreement or such transactions.

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         3.2   Progress Energy Representations and Warranties. In order to induce APEC to enter into this Agreement and to perform its obligations hereunder, Progress Energy represents and warrants to APEC and to the Company that:

               (a) Progress Energy is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina; and it has all corporate power and authority necessary to carry on its business as it is now being conducted, to enter into this Agreement, and to perform its obligations hereunder.

               (b) All corporate and other proceedings required to be taken by or on behalf of Progress Energy to authorize it to enter into and carry out this Agreement have been duly taken; and this Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of Progress Energy, enforceable against Progress Energy in accordance with its terms, except
(i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally, and (ii) to the extent that equitable remedies, such as injunctive relief or specific performance, are within the discretion of courts of competent jurisdiction.

               (c) The execution and delivery of this Agreement, the performance by Progress Energy of its terms, and the consummation of the transactions contemplated hereby, will not result in any violation of, or default or loss of a benefit under, or permit the acceleration of any obligation under, (i) the certificate of incorporation or bylaws of Progress Energy, (ii) any contract, agreement or commitment of Progress Energy, or (iii) any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Progress Energy or to its properties, other than such conflicts, violations, defaults or losses which do not and will not, individually or in the aggregate, have a material adverse effect on the business or financial condition of Progress Energy or on the ability of Progress Energy to perform its obligations hereunder.

               (d) Except as mentioned herein, and subject to NCUC approval, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority remains to be obtained or made in connection with the execution and delivery of this Agreement by Progress Energy or the consummation by Progress Energy of the transactions contemplated hereby.

               (e) There is no litigation, claim, proceeding or investigation of any nature pending or, to Progress Energy's knowledge, threatened against or affecting Progress Energy or any of its Affiliates that would materially interfere with its ability to fully perform its obligations under this Agreement. As used in this Section 3.2(e), a litigation claim, proceeding or investigation shall be "threatened" if a specific potential claimant has overtly manifested to Progress Energy an awareness of and present intention to assert or commence such litigation, claim, proceeding or investigation on the basis of specified facts and theories.

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               (f)  All negotiations relative to this Agreement and the
transactions contemplated hereby have been carried on by Progress Energy or its Affiliates directly with APEC or Affiliates thereof and without the intervention of any Person who, either as a result of any act of Progress Energy or otherwise to the knowledge of Progress Energy, has or will have a valid claim against any of the Company, APEC, Progress Energy or their Affiliates for a finder's fee, brokerage commission or other like payment with respect to this Agreement or such transactions.

                                    SECTION 4
                           MANAGEMENT-RELATED MATTERS

         4.1 Annual Budget. For each Fiscal Year of the Company, CP&L shall submit to the Board operating and capital budgets and a projected cash flow statement for the Company's Fiscal Year, in such form as may be determined by the Board from time to time (the "Annual Budget").

         4.2   Accounting; Books and Records; Financial Statements.

               (a) The books and records of the Company shall be kept on an accrual basis for tax return preparation purposes and kept in accordance with GAAP and any applicable NCUC or FERC requirements, consistently applied, for management reporting and financial statement purposes.

               (b) At all times during the continuance of the Company, the Directors and Officers shall keep or cause to be kept, at the principal offices of CP&L, full and complete books of account. The books of account shall be maintained in a manner that provides sufficient assurance that:

                    (i) transactions of the Company are executed in accordance with the general or specific authorization of the Board consistent with the provisions of this Agreement;

                    (ii) transactions of the Company are recorded in such form and manner as will (A) permit preparation of federal, state and local income and franchise tax returns and information returns in accordance with this Agreement and as required by law, (B) permit preparation of the Company's financial statements in accordance with GAAP, (C) maintain accountability for the Company's assets, (D) in connection with all debt permit (1) the preparation of such reports,
         (2) the submission of such information and (3) the performance of any additional duties as may be required of the Company by the debt agreements, and (E) support preparation and filing of all reports as may be required by any regulatory agency having jurisdiction over the Company;

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                    (iii) access to assets is permitted only in accordance with the  general  or specific authorization of the Board; and

                    (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

               (c) In addition to any other rights which may be provided under the Act, each Shareholder and each Director shall have the right at all reasonable times during usual business hours to (i) audit, examine and make copies of the books and records of the Company, (ii) visit the facilities of the Company and (iii) discuss the affairs of the Company with its Officers, agents, customers and suppliers. Such right may be exercised through any agent or employee of such Shareholder designated by it or by independent certified public accountants or counsel designated by such Shareholder. Each Shareholder shall bear its expenses incurred in any examination made for such Shareholder's account.

               (d) On or before the twenty-fifth (25th) Business Day of each calendar month, the Company shall furnish or cause to be furnished to each Shareholder all financial statements for the calendar month immediately preceding such calendar month, including a balance sheet, an income statement, a statement of cash flows, and a budget report (to include a comparison of actual to budget expenses on a month-to-month and year-to-date basis with an explanation of any material variances from budgeted entries). On or before the twenty-fifth (25th) Business Day of each January, April, July and October, the Company shall furnish or cause to be furnished to each Shareholder a balance sheet, an income statement, a statement of cash flows, and a budget report (to include a comparison of actual to budget expenses on a month-to-month and year-to-date basis with an explanation of any material variances from budgeted entries) for, or as of the end of, the fiscal quarter immediately preceding such calendar month. On or before the twenty-fifth (25th) Business Day of each April, the Company shall furnish or cause to be furnished to each Shareholder audited financial statements, including a balance sheet, an income statement and a statement of cash flows for the immediately preceding calendar year. Annual financial statements must be prepared in accordance with GAAP and any applicable NCUC or FERC requirements and audited by the Company's independent auditor.

               (e) The Accountants shall be selected by resolution of the Directors.

         4.3   Insurance. The Shareholders shall comply with the provisions of
Exhibit 4.3 hereto with respect to insurance.

         4.4   Other Activities of the Shareholders and Their Affiliates.

               (a) Any Shareholder, and any Affiliate of any Shareholder, may, subject to the terms of this Agreement, provide goods or services to, or otherwise transact business with, the Company and derive and retain benefits therefrom. A Shareholder or any Affiliate of any Shareholder shall be obligated to present or offer to the Company investment opportunities known to the Shareholder or its Affiliate if such opportunity would be beneficial to the Company

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and can reasonably be taken advantage of by the Company and will be beneficial to the Company. However, in the event that such opportunity could also be beneficial to the Shareholder or its Affiliate and such opportunity could reasonably be taken advantage of by the Shareholder or its Affiliate, the Shareholder or Affiliate shall not be obligated to present or offer to the Company such investment opportunity.

               (b) Nothing in this Section 4.4 is intended, or shall be deemed, to permit (i) access to, or use of, Confidential Information in violation of the terms of this Agreement, or (ii) conduct that, notwithstanding the terms of this Agreement and the status of the Person that engages in such conduct as a Shareholder (or an Affiliate thereof), otherwise would be actionable by any Shareholder (or any of its Affiliates) or the Company.

         4.5   Board of Directors; Committees.

               (a) The business and affairs of the Company shall be conducted by a Board of Directors (the "Board") that shall consist of nine (9) directors chosen as follows: four (4) directors designated by Progress Energy and four (4) directors designated by APEC (collectively, the "Shareholder-Designated Directors") and a ninth director elected by vote of a majority of the Shareholder-Designated Directors (the "Independent Director"). The Shareholder-Designated Directors may vote on every matter before the Board; however, the Independent Director shall vote only when necessary to break a tie vote among the Shareholder-Designated Directors. Except as otherwise provided herein, a majority vote of the directors entitled to vote shall control on all issues.

               (b) For organizational purposes, the Board may form one or more committees by majority vote of the directors entitled to vote. Except for an Executive Committee, each committee so formed shall consist of three (3) delegates chosen as follows: one (1) delegate appointed by Progress Energy and one (1) delegate appointed by APEC (collectively, the "Shareholder-Appointed Delegates"), and a third delegate selected by the Shareholder-Appointed Delegates (the "Independent Delegate"). The Shareholder-Appointed Delegates may vote on every matter before such committee; however, the Independent Delegate shall vote only when necessary to break a tie vote among the Shareholder-Appointed Delegates. The Shareholder-Appointed Delegates of each Shareholder shall be given the authority by such Shareholder to vote on behalf of the Shareholder on any issue within the committee's responsibility. In the deliberations of each such committee, a majority vote of the delegates entitled to vote shall control on all issues to be decided by the committee. If the Board creates an Executive Committee, it shall consist of not less than four directors, two selected by Progress Energy and two selected by APEC, plus the President of the Company.

               (c) The Board and each committee will take action on behalf of the Shareholders. Each Shareholder shall have the right, at any time, with or without cause, to designate, redesignate, replace and remove any Shareholder-Designated Director or Shareholder-Appointed Delegate, to fill any Shareholder-Designated Director or Shareholder-Appointed Delegate vacancy, and to appoint an alternate Shareholder-Designated Director or Shareholder-Appointed Delegate to serve when any Shareholder-Designated Director or Shareholder-

Appointed Delegate of such Shareholder is temporarily unavailable. Appointment and removal by a Shareholder of any of its Shareholder-Designated Directors or Shareholder-Appointed Delegates shall be by written notice to all Shareholders. The Independent Director may be removed at any time, with or without cause, by the vote of any four (4) Shareholder-Designated Directors. If a vacancy occurs in the position of the Independent Director, by removal as provided above or otherwise, a successor Independent Director shall be elected by majority vote of the Shareholder-Designated Directors. An Independent Delegate may be removed at any time, with or without cause, by either of the Shareholder-Appointed Delegates. If a vacancy occurs in the position of Independent Delegate, by removal as provided above or otherwise, a successor Independent Delegate shall be elected by majority vote of the Shareholder-Appointed Delegates.

                                    SECTION 5
                     SIZE AND CONSTRUCTION OF THE FACILITIES

         5.1 Size and Construction of the Facilities. The Company will construct the Facilities as quickly as reasonably possible, contingent upon the availability of sufficient Bond Funds. The size of, and the construction schedule for, the Facilities shall be as determined by the NCUC, subject to the availability of Bond Funds. The Shareholders currently estimate that the total capital cost of the Facilities will be approximately $199,500,000.

         5.2 Governmental Applications. Each Shareholder agrees to support the Company in securing the Necessary Regulatory Approvals.

                                    SECTION 6
                                FINANCIAL MATTERS

         6.1   System Development Costs.

               (a) Set forth on Exhibit 6.1(a) are the amounts of System Development Costs incurred or expected to be incurred by CP&L during the development phase of this project and the design of Facilities. If Progress Energy or any Affiliate of Progress Energy, has incurred System Development Costs during the period immediately preceding the date of this Agreement that are not set forth on Exhibit 6.1(a), Progress Energy shall have the right to request approval thereof by the Board as soon as practicable after the date hereof (but not later than 90 days after the date hereof).

               (b) After all System Development Costs to be considered under Section 6.1(a) have been approved or disapproved by the Board, Progress Energy shall receive reimbursement from Company equal to the amount of such System Development Costs subject to any NCUC order.

               (c) The assets, if any, acquired by means of the System Development Costs of Progress Energy shall be and are hereby assigned to the Company. Progress Energy agrees to execute and deliver any and all assignment instruments and conveyances as may be necessary or appropriate to evidence such assignment.

         6.2   Capitalization.

               (a) Simultaneously with the execution and delivery hereof, in order to fund the Shareholders' estimate of the Company's construction and operation expenditures remaining after the expenditure of all Bond Funds, Progress Energy will pay in to the capital of the Company such amounts as identified in the NCUC Application in exchange for 500 shares of the Company's Series A Preferred Stock. The Shareholders acknowledge that, except for the capital paid in pursuant to this Section 6.2(a) and except as set forth in
Section 6.1(b) and 6.1(c), no Shareholder is paying in any capital to the Company. Should paid-in capital and financing pursuant to Section 2.3(b) of this Agreement be insufficient, neither APEC nor Progress Energy is obligated to pay in additional capital; however, should the Shareholders choose to pay in additional capital and issue preferred stock therefor, then APEC shall attempt to raise funds and pay in such funds, net of expenses, in exchange for such preferred stock to be issued by the Company.

               (b) No Shareholder shall pay in, or be required to pay in, any additional capital in exchange for the Company's stock, except such subscriptions as are approved by the Board or are otherwise expressly required by this Agreement.

               (c) During the period from the Formation Date until such time as the Board determines that the Company is no longer operating at a loss (the "Interim Period"), the financial requirements for the business of the Company shall be obtained, in the discretion of the Board, through Bond Funds, share subscriptions by the Shareholders, loans from the Shareholders or their Affiliates in accordance with the terms of a promissory note in substantially the form of Exhibit 6.2(c) hereto ("Shareholder Loans") or a combination of such Bond Funds, share subscriptions and Shareholder Loans. Following the Interim Period, each Shareholder acknowledges and agrees that, unless the Board determines otherwise, it is its intent that the financial requirements for the business of the Company, as reflected in each year's Annual Budget, shall be obtained through the following sources and in the following order: (i) funds generated by the business of the Company, (ii) Bond Funds, (iii) short-term borrowing from the Shareholders or any of their Affiliates, if in any such case the Shareholder (or such Affiliate), in its sole discretion, has agreed to lend such funds to the Company and the other Shareholder and the Board has approved the terms thereof, (iv) short-term borrowing from Third Parties, if approved by the Board, and (v) long-term borrowing, if approved by the Board.

         6.3 No Reliance by Parties Extending Credit. Without limiting the generality of Section 13.11, the provisions of Section 6.2 are hereby expressly stated not to be for the benefit of any Person other than the Shareholders, including without limitation, any Person now or hereafter extending credit to the Company; and it is the intent of the Shareholders that reliance by any such Person other than the Shareholders should be deemed unreasonable for purposes of the Act.

                                    SECTION 7
                            RESTRICTIONS ON TRANSFER

         7.1 General. The terms and conditions upon which each Shareholder shall (or shall not) be permitted to Transfer all or any part of its Shares are set forth in this Section 7. Any such Transfer which is permitted by, and effected in accordance with, this Agreement is referred to herein as a "Permitted Transfer"; and any Person who acquires all of a Shareholder's Shares in a Permitted Transfer is referred to herein as a "Permitted Transferee." Every certificate representing Shares of the Company shall bear the following legend prominently displayed:

                           The shares represented by this certificate, and the
                  transfer thereof, are subject to the provisions of that certain Shareholders' Agreement, dated as of January 5, 2001, a copy of which is on file in, and may be examined at, the principal office of the Company.

Any Shares of stock of the Company subsequently acquired by a Shareholder shall also be subject to the requirements of this Section.

         7.2   Restrictions on Transfer by Shareholders.

               (a) Except as otherwise expressly provided in this Section 7, a Shareholder may not Transfer all or any part of its Shares to any Person or Persons without the prior written consent of the other Shareholder or Shareholders.

               (b) Subject to Section 7.6, a Shareholder shall, at any time, without the consent of the other Shareholder or Shareholders, have the right to Transfer all (but not less than all) of its Shares to any Wholly-Owned Subsidiary of the Shareholder, to the Shareholder's Parent or to any Wholly-Owned Subsidiary of the Shareholder's Parent.

               (c) If, at any time or from time to time, a Shareholder desires to Transfer all (but not less than all) of its Shares to any Person or Persons (other than in accordance with Section 7.2(b)), then the other Shareholder or Shareholders shall have a right of first offer to purchase all (but not less than all) of the Shares of the Selling Shareholder (as defined in Section 7.3) on the terms and conditions set forth in this Section 7.

         7.3   Other Shareholder's Right of First Offer.

               (a) As used herein, (i) "Selling Shareholder" shall mean the Shareholder proposing to enter into a Transfer pursuant to Section 7.2, (ii) "Other Shareholder" shall mean each Shareholder other than the Selling Shareholder, (iii) "Offered Shares" shall mean the Shares that the Selling Shareholder desires to Transfer pursuant to Section 7.2(c), as the case may be,
(iv) "Acquiror" shall mean the transferee or transferees of the Offered Shares, and (v) "Right of First Offer" shall mean the Other Shareholder's right of first offer pursuant to Section 7.2(c) and this Section 7.3.

               (b) The Selling Shareholder shall give written notice to the Other Shareholder

(an "Offer Notice") of any proposed Transfer pursuant to Section 7.2(c), as the case may be, and shall set forth in the Offer Notice the proposed price at which the Selling Shareholder desires to sell the Offered Shares (the "Offer Price"). Within ninety (90) days after receipt of the Offer Notice, the Other Shareholder shall notify the Selling Shareholder in writing (a "Response Notice") whether the Other Shareholder elects to exercise the Right of First Offer or does not elect to exercise such right. If the Other Shareholder fails to deliver a Response Notice to the Selling Shareholder within the aforesaid period, or the Response Notice is given within such period and the Other Shareholder does not elect to exercise the Right of First Offer, then, subject to Section 7.6 (and
Section 7.2(c), as the case may be), the Selling Shareholder shall be free to consummate the proposed Transfer at any time thereafter with any Acquiror; provided, however, that the Selling Shareholder must consummate such Transfer at a price which is equal to or greater than the Offer Price and subject to terms and conditions that are substantially equivalent to those offered to the Other Shareholder or terms and conditions that are more favorable to the Selling Shareholder than those offered the Other Shareholders; and provided, further, that if the Selling Shareholder desires to consummate such Transfer at a price which is less than the Offer Price, or if the Selling Shareholder desires to consummate such Transfer but has not done so within nine months after the Other Shareholder receives the Offer Notice, then the Other Shareholder shall again have the right to exercise the Right of First Offer with respect to such Transfer in accordance with the procedures set forth in this Section 7.3(b).

               (c) If the Other Shareholder delivers a Response Notice in accordance with Section 7.3(b) in which it elects to exercise the Right of First Offer, then the Selling Shareholder may not consummate the Transfer referred to in the Response Notice until the time, if any, that it is expressly permitted to do so pursuant to Section 7.3(d). Nothing herein shall be deemed to prevent or otherwise restrict the Selling Shareholder or any of its Affiliates from negotiating, or entering into any agreement, with any potential Acquiror with respect to such Transfer prior to, during or after the other Shareholder's exercise of the Right of First Offer, provided that the consummation of such Transfer is subject to the Other Shareholder's rights herein.

               (d) If the Other Shareholder exercises the Right of First Offer in accordance with Section 7.3(b), then the Other Shareholder shall pay to the Selling Shareholder the Offer Price, in cash, upon the closing (the "First Offer Closing") of a definitive sale agreement with respect to the Offered Shares, which agreement shall be negotiated by the parties as promptly as practicable after the Selling Shareholder's receipt of the Response Notice and shall contain a provision allowing the Selling Shareholder (in addition to exercising any other applicable legal remedies) to terminate the agreement if (without fault of the Selling Shareholder) the First Offer Closing does not occur within eight months after the Selling Shareholder's receipt of the Response Notice. If the Other Shareholder fails to purchase the Offered Shares during such eight-month period, then, subject to Section 7.6, the Selling Shareholder shall be free to Transfer the Offered Shares to any Acquiror at such time, at the Offer Price. Should Selling Shareholder seek to Transfer the Offered Shares at a price less than the Offer Price, Selling Shareholder must repeat the steps set forth in this Section 7.3 to again afford the Other Shareholder a Right of First Offer at the new Offer Price.

         7.4 Certain Amendments. Notwithstanding anything herein to the contrary, in connection with any Permitted Transfer by Progress Energy, or any Permitted Transfer by APEC, the other Shareholder shall consider and negotiate in good faith with the transferor Shareholder relative to any proposal by the transferor Shareholder to amend this Agreement in order to facilitate or effectuate such Permitted Transfer. Each Shareholder agrees that it shall not unreasonably withhold its consent to any such proposal which does not have any material adverse tax, legal or other business consequences to such Shareholder, its Affiliates or the Company. Notwithstanding the foregoing, if a Shareholder Transfers its entire Shares pursuant to Section 7.2(b), this Agreement shall be amended as may be necessary to reflect the substitution of the new Shareholder for the transferor Shareholder, as the case may be.

         7.5   Other Provisions Applicable to Permitted Transfers.

               (a) Each of Progress Energy and APEC, in connection with any Permitted Transfer by it, shall be entitled to assign to its Permitted Transferee any or all of its rights under this Agreement.

               (b) Notwithstanding anything herein to the contrary, it shall be a condition to any Permitted Transfer that the Permitted Transferee shall have delivered to each non-transferor Shareholder an agreement, in form and substance reasonably satisfactory to such non-transferor Shareholder, pursuant to which such Permitted Transferee shall agree to become a party to and be bound by this Agreement.

               (c) Upon any Permitted Transfer of all of a Shareholder's Shares, such Shareholder shall cease to be responsible for the payment or performance of any of the obligations or liabilities of a Shareholder under this Agreement; provided, however, that notwithstanding anything herein to the contrary, no Permitted Transfer shall relieve the transferor Shareholder of any of its obligations or liabilities under this Agreement arising prior to the consummation of such Permitted Transfer.

         7.6 Attempted Transfers in Contravention. Any attempted Transfer in contravention of this Section 7 shall be void and of no effect and shall not bind or be recognized by the Company. In the case of an attempted Transfer not permitted hereby, the parties attempting to engage in such Transfer shall indemnify and hold harmless (and hereby agree to indemnify and hold harmless) the Company and the other Shareholder from all costs, liabilities, and damages that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and attorneys' fees and expenses) as a result of such attempted Transfer and efforts to enforce the indemnity granted hereby.

         7.7 Transfers Resulting from Change of Control. If a Shareholder or a Shareholder's Parent undergoes a change of control which directly or indirectly results in a transfer of the Shareholder's Shares, such transfer shall not give rise to the other Shareholder's Right of First Offer. For purposes of this
Section 7.7, change of control shall mean a merger or consolidation of the Shareholder or its Parent with another corporation or the sale of all or substantially all of the Shareholder's or Parent's assets, provided, however, a change of control shall not include any circumstance in which (i) the Shareholder has been formed for the principal purpose of holding the Shares and/or the Shareholder's Parent has been formed for the principal purpose of directly controlling the Shareholder or (ii) the transfer or change of control constitutes a financing or corporate structure technique designed to avoid the reach of the other Shareholder's Right of First Offer.

                                    SECTION 8
                             EVENTS OF DISSOCIATION;
                             WITHDRAWAL; DISSOLUTION

         8.1 No Shareholder Action to Dissolve the Company. No Shareholder shall take any action to dissolve the Company except as expressly contemplated by this Agreement. Each Shareholder covenants not to apply to any court for a decree of dissolution of the Company, under Section 55-14-30 of the Act or otherwise.

         8.2 Dissolution Events. The Company may dissolve and commence winding up and liquidating upon, and only upon, the first to occur of the following events ("Dissolution Events"):

               (a) The unanimous determination of the Shareholders that the Company shall be dissolved; or

               (b) An adverse regulatory or other governmental ruling has been issued that materially affects the Company's ability to construct, operate, control or manage the Facilities.

               (c) A ruling from the Internal Revenue Service finding that the receipt of gas bond revenues by Company is a taxable event.

                                    SECTION 9
                                 CONFIDENTIALITY

         9.1 Confidential Information. The Shareholders acknowledge that, from time to time, they may receive information from or regarding the Company, its customers or any other Shareholder or its Affiliates in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to the Company or the Shareholder or its Affiliates, as applicable, or Persons with whom they do business ("Confidential Information"). Each Shareholder shall hold in strict confidence any such information it receives and may not disclose such information to any Person other than another Shareholder, except for disclosures
(i) to comply with any applicable laws or regulations; (ii) to Affiliates, advisors or representatives of the Shareholder or Persons to which that Shareholders' Shares may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed to be bound by the provisions of this Section 9.1; (iii) of information that a Shareholder also has received from a source independent of the Company and that such Shareholder reasonably believes such source obtained without breach of any obligation of confidentiality; (iv) of information obtained prior to the formation of the Company, provided that this clause (iv) shall not relieve any Shareholder or any of its Affiliates from any obligations it may have to any other Shareholder or any of its Affiliates under any existing confidentiality agreement; (v) to lenders, accountants and other representatives of the disclosing Shareholder with a need to know such information, provided that the disclosing Shareholder shall be responsible for such representatives' use and disclosure of any such information; (vi) of information relating solely to the Company (and not relating to the other Shareholder) to any prospective acquiror of the assets or securities of a Shareholder or any of its Affiliates (including without limitation such Shareholders' Shares), whether by purchase, merger, consolidation or otherwise, so long as prior to such disclosure such prospective acquiror agrees to be bound by confidentiality restrictions which are at least as restrictive as the provisions of this Section 9; or (vii) of public information.

         9.2 Remedies. The Shareholders acknowledge that a breach of the provisions of this Section 9 may cause irreparable injury to the Company or another Shareholder for which monetary damages are inadequate, difficult to compute, or both, Accordingly, the Shareholders agree that the provisions of this Section 9 may be enforced by injunctive action or specific performance. Notwithstanding the foregoing provisions of this Section 9, each Shareholder hereby agrees that it will not disclose (i) reserve data submitted to the Company by producers or shippers seeking transportation services from the Company or (ii) confidential information submitted to the Company by potential or existing transportation customers, to any Person other than another Shareholder, its advisors or representatives.

         9.3 Disclosure of Certain Information. The Shareholders acknowledge that, from time to time, the Company may need information from any or all of such Shareholders for various reasons, including, without limitation, for complying with various federal and state regulations. Each Shareholder shall provide to the Company all information reasonably requested by the Company within a reasonable amount of time from the date such Shareholder receives such request; provided, however, that no Shareholder shall be obligated to provide such information to the Company to the extent such disclosure (i) could reasonably be expected to result in the breach or violation of any contractual obligation (if a waiver of such restriction cannot reasonably be obtained) or applicable law or regulations or (ii) involves secret, confidential or proprietary information.

         9.4   Survival. The obligations of each Shareholder under this
Section 9 shall survive (i) any Transfer by a Shareholder of its entire interest in the Company pursuant to Section 7 and (ii) any dissolution and winding-up of the Company pursuant to Section 8.

                                   SECTION 10
                         EXCULPATION AND INDEMNIFICATION

         10.1 Exculpation. No Shareholder shall have any personal liability whatsoever to the Company or any other Shareholder on account of such Shareholder's status as a Shareholder or by reason of such Shareholder's acts or omissions in connection with the conduct of the business of the Company; provided, however, that nothing contained herein shall protect any Shareholder against any liability to the Company or the Shareholders to which such Shareholder would otherwise be subject by reason of (i) any act or omission of such Shareholder or its directors that involves actual fraud or willful misconduct or (ii) any transaction from which such directors derived improper personal benefit.

         10.2 Indemnification by Company. The Company shall indemnify and hold harmless each Shareholder and the Affiliates of any Shareholder, their directors, and the managers, officers, employees and agents of the Company, any of the Shareholders or any Affiliates of the Shareholders (each an "Indemnified Person") against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigations, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation or dissolution of the Company (including, without limitation, indemnification against negligence, gross negligence or breach of duty); provided however, that no Indemnified Person shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from (i) any act or omission of such Indemnified Person that is absent appropriate authority or involves actual fraud or willful misconduct or (ii) any transaction from which such Indemnified Person derived improper personal benefit. The indemnities provided hereunder shall survive termination of the Company and this Agreement. Each Indemnified Person shall have a claim against the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to Shareholders. Costs and expenses that are subject to indemnification hereunder shall, at the request of any Indemnified Person, be advanced by the Company to or on behalf of such Indemnified Person prior to final resolution of a matter, so long as such Indemnified Person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder.

         10.3 Nonexclusivity. The contract rights to indemnification and to the advancement of expenses conferred in this Section 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, agreement, vote of the Shareholders or otherwise.

         10.4 Indemnification by Shareholders. The Shareholders hereby agree that each Shareholder shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Person who is or was a director, officer or employee of such Shareholder or any of its Affiliates (excluding the Company), including, without limitation, those Persons who at any time on or after the date of this Agreement shall be or have been a director or officer, while acting in their capacity as such or claimed against them solely by reason of their being a director or officer, from and against any and all losses, claims, damages, expenses and liabilities that may be incurred by each such Person in connection with or by reason of any action, suit or proceeding in which such Person may be involved, or threatened to be involved, by reason of any of his actual or alleged Errors or Omissions as a director or officer, or as a director, officer or employee of such Shareholder or any of its Affiliates (excluding the Company); provided, however, that this Section 10.4 shall not apply to any such losses resulting from (i) any Error or Omission of such Person that involves actual fraud or willful misconduct or (ii) any transaction from which such Person derived improper personal benefit.

         10.5 Authorization. Except as provided in Section 10.4 above, the Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 10 with respect to the indemnification and advancement of expenses of Shareholders of the Company.

         10.6 Survival. The agreements contained in this Section 10 shall survive (i) any Transfer by a Shareholder of all of its Shares in the Company pursuant to Section 7 and (ii) any dissolution and winding-up of the Company pursuant to Section 8.

                                   SECTION 11
                                   AMENDMENTS

         Notwithstanding any contrary provision of the Act, any amendments to this Agreement, the Bylaws or the Articles may be adopted only with the unanimous written consent of the Shareholders.

                                   SECTION 12
                               DISPUTE RESOLUTION

         12.1 Binding Arbitration. Any dispute, controversy or claim arising under this Agreement that has not otherwise been resolved by discussions between the Shareholders (a "Claim") shall be resolved by binding arbitration as provided herein, and judgment on an award rendered therein may be entered in any court having jurisdiction.

                      (i) Arbitration shall be initiated by the delivery of a written demand for arbitration by the demanding Shareholder to the other Shareholder. The demand shall set out the nature of the dispute and the resolution sought by the demanding Shareholder.

                      (ii) The respondent Shareholder shall have thirty (30) days (the "Response Period") to respond to the demand, in writing, setting out its answer and/or counterclaims.

                      (iii) After the arbitration demand and response have been
                  exchanged, an arbitrator shall be selected as follows:

                            (1) The parties shall request that the American
                        Arbitration Association provide them with a list of names of arbitrators with substantial experience in the substantive matter at issue. No person may be selected or serve as an arbitrator who at the outset is employed by, or under the control or management of, either Shareholder;

                            (2) Each Shareholder shall, within ten (10) days
                        after the list of names is provided, select five names from that list in the order of preference. If either Shareholder fails or refuses to select during the period for doing so, only the selections of the other Shareholder shall be considered.

                            (3) The arbitrator jointly selected by both
                        Shareholders shall be appointed. If more than one arbitrator is jointly selected, order of preference of both parties, using five points for the first preference and one point for the fifth preference shall determine the selection. If the Shareholders did not jointly select an arbitrator, the selection shall be made by the American Arbitration Association.

                      (iv) In addition to its authority to hear the dispute presented by the Shareholders, the arbitrator may, subject to the terms of this Section, make rulings in connection with the procedures and timetable to be followed by the Shareholders hereunder.

                      (v) Within thirty (30) days after the appointment of arbitrator, the arbitration hearing shall proceed, subject to the following requirements and procedures:

                            (1) The arbitration hearing shall be held at a
                        location mutually agreed by the Shareholders, or failing such agreement, at a location determined by the arbitration panel;

                            (2) Strict rules of evidence shall not be applied in
                        the arbitration hearing. The parties may offer such evidence as they desire and the arbitrators shall accept such evidence and accord it such weight as the arbitrators deem appropriate. Cross-examination of witnesses and rebuttal testimony shall be permitted; and

                            (3) Each Shareholder may, but is not required to,
                        submit one (1) prearbitration hearing brief (of not more than ten (10) pages (excluding exhibits)) no later than five (5) days prior to commencement of the arbitration hearing, and may also submit one (1) postarbitration hearing brief (of not more than ten (10) pages (excluding exhibits)) no later than ten (10) days after the close of the arbitration hearing. The prearbitration hearing brief shall contain each Shareholder's detailed proposal for resolution of the claim. A copy of any brief submitted to the arbitration panel shall also be served on the other Shareholder.

                      (vi) After submission of any postarbitration hearing briefs and within thirty (30) days after the close of the arbitration hearing, the arbitrator shall select one of the proposals submitted by the Shareholders as a full and final resolution of the Claim subject to the following requirements and procedures.

                            (1) The arbitrator shall weigh evidence and make its
                        award, taking into account, to the extent it deems applicable, custom and usage of the industry;

                            (2) The arbitrator award shall be issued in writing
                        and shall state the factual bases and reasoning of the award; and,

                            (3) The arbitrators may award costs of the
                        arbitration proceeding, excluding attorneys' fees and also excluding the costs apportioned pursuant to clause
                        (vii) below.

                      (vii) Each Shareholder shall pay the reasonable expense of the arbitrator of its selection. The amount or rate to be paid by the selecting Shareholder shall be disclosed to the other Shareholder upon engagement of the arbitrator. The Shareholders shall jointly and equally pay the expense of the arbitrators' selected arbitrator.

                      (viii) Neither Shareholder may disclose the progress,
                  content, findings or award of any arbitration commenced or completed hereunder without the prior written consent of the other Shareholder. Nor may the arbitrators disclose such information without the written consent of both Shareholders.

                      (ix) All time limits stated in this Section are for the convenience of the Shareholders and may be altered upon mutual agreement of the parties.

         12.2 Sole and Exclusive Remedy. The procedures specified in this Section shall be the sole and exclusive procedures for the resolution of any Claim between the parties arising out of or relating to this Agreement; provided, however, that a Shareholder may seek a preliminary injunction or other preliminary judicial relief if in its judgment such action is necessary to avoid irreparable damage. Despite such action the Shareholders will continue to participate in good faith in the procedures specified in this Section. All applicable statutes of limitation shall be tolled while the procedures specified in this Section are pending. The Shareholders will take such action, if any, required to effectuate such tolling.

         12.3 Applicability. Notwithstanding anything to the contrary contained herein, the provisions of this Section 13 shall not apply to any matters that pursuant to the provisions of this Agreement are to be voted upon by the Shareholders or the Directors or to any other business decisions to be made by the Shareholders or the Directors in connection with this Agreement.

                                   SECTION 13
                                  MISCELLANEOUS

         13.1 Notices. Any notice, payment, demand, or communication required or permitted to be given pursuant to any provision of this Agreement shall be in writing and shall be (i) delivered personally (ii) sent by postage prepaid, certified mail, (iii) transmitted by telecopy, or (iv) delivered by nationally recognized overnight courier, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Shareholders:

                (a) If to APEC, to APEC at 200 North Water Street, Elizabeth City, North Carolina, 27909; Telecopy No.: (252) 338-0327, Attention: Thomas P. Nash, IV; and

               (b) If to Progress Energy, to Progress Energy, Inc. at 411 Fayetteville Street, Raleigh, North Carolina, 27602; Telecopy No.: (919) 546-3208, Attention: Don Davis.

Any such notice, payment, demand, or communication shall be deemed to be delivered, given, and received for all purposes hereof (x) on the date of receipt if delivered personally or by courier, (y) five (5) days after posting if transmitted by mail, or (z) the date of transmission by telecopy, provided that the Person to whom the telecopy was sent acknowledges that such telecopy was received by such Person in legible form, or that such Person responds to the telecopy without indicating that any part of it was received in illegible form, whichever shall first occur.

         13.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Shareholders and their respective successors, transferees and (subject to the limitations in Section 7 hereof) assigns.

         13.3 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Shareholder.

         13.4  Time.  Time is of the essence with respect to this Agreement.

         13.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

         13.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

         13.7 Incorporation by Reference. Every Exhibit referred to herein is hereby incorporated in this Agreement by reference.

         13.8 Further Action. Each Shareholder, upon the request of the Board, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

         13.9 Governing Law. The laws of the State of North Carolina (without giving effect to the conflict of law's principles thereof) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Shareholders.

         13.10 Waiver of Action for Partition. Each of the Shareholders irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Company's assets.

         13.11 Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, (a) this Agreement is for the benefit solely of, and shall inure solely to the benefit of, each of the Shareholders and (b) this Agreement is not enforceable by any Person other than the Shareholders and the Company.

         13.12 Expenses. Except as expressly set forth herein, each party hereto shall assume and pay its own expenses incident to the negotiation and execution of this Agreement, the preparation for carrying it into effect and the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, except as expressly set forth herein or in any Related Agreement, each Shareholder shall pay all legal and accounting fees, and other fees to consultants and advisers, incurred by it, including, if any, brokers' or investment banking fees relating to this Agreement and such transactions and shall indemnify and hold the Company and the other Shareholder free and harmless from any of such expenses and fees.

         13.13 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Shareholders had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

         13.14 Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Other than the obligation to arbitrate pursuant to Section 13, in lieu of seeking judicial remedies, nothing herein shall be considered an election of remedies. In addition, any successful Shareholder is entitled to costs related to enforcing this Agreement, including, without limitation, attorneys' fees, and arbitration expenses.

         NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE MEMBERS WAIVE ANY AND ALL RIGHTS, CLAIMS OR CAUSES OF ACTION ARISING UNDER THIS AGREEMENT FOR INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES AS BETWEEN AND AMONG EACH OTHER.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement under seal as of the date first above written.

                                        PROGRESS ENERGY, INC.


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------



                                        ALBEMARLE PAMLICO ECONOMIC
                                        DEVELOPMENT CORPORATION


                                        By:
                                           -------------------------------------
                                        Name:   Jimmie Dixon, Jr.
                                             ----------------------------------
                                        Title:  Chairman
                                              ----------------------------------



                                        EASTERN NORTH CAROLINA
                                        NATURAL GAS COMPANY

                                        By each of its Shareholders:

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        By:
                                           -------------------------------------
                                        Name:    Jimmie Dixon, Jr.
                                             -----------------------------------
                                        Title:     Chairman
                                              ----------------------------------

                                                                    EXHIBIT 1.1


                                   DEFINITIONS


                  "Accountants" shall mean the independent certified public accountants of the Company.

                  "Acquiror" is defined in Section 7.3(a).

                  "Act" means the North Carolina Business Corporation Act (Chapter 55 of the North Carolina General Statues) as amended from time to time (and any corresponding provisions of succeeding law).

                  "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with, such Person, (ii) any officer, director, or employee of such Person, or (iii) any Person who is an officer, director, or employee of any Person described in clause (i) of this definition. As used herein, the term "control" (including its derivatives and similar terms) means owning or holding, directly or indirectly, the power (i) to vote 20% or more of the voting stock of any such relevant Person, or (ii) to direct or cause the direction of the management policies of any such relevant Person.

                  "Agreement" means this Agreement, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto," and "hereunder," refer to this Agreement as a whole, including all Exhibits, Annexes and Schedules hereto unless the context otherwise requires.

                  "Annual Budget" is defined in Section 4.3.

                  "Articles" means the Articles of Incorporation of the Company, filed with the Secretary of State of the State of North Carolina on January 5, 2001.

                  "Board" shall mean the Board of Directors of the Company as provided for in the Bylaws.

                  "Bond Funds" is defined under the heading "Background Information."

                  "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

                  "Bylaws" shall mean the Bylaws of the Company as adopted January 5, 2001.

                  "Claim" is defined in Section 12.1.

                  "CO&M Agreement" is defined in Section 2.3(a)(1).

                  "Company" means Eastern North Carolina Natural Gas Company.

                  "Confidential Information" is defined in Section 9.1.

                  "Director" shall mean a director of the Company as provided for in the Bylaws.

                  "Dissolution Events" is defined in Section 8.2.

                  "Distribution Facilities" means facilities installed by the Company to provide natural gas services to Customers in the Service Territory.

                  "Dollar" or "$" shall mean lawful currency of the United States of America.

                  "Errors or Omissions" means any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or omission actually or allegedly caused, committed or attempted by any of the directors, officers or employees of any Shareholder, while acting in their capacity as such on behalf of the Company, or claimed against them solely by reason of their being a Director or Officer of the Company.

                  "Facilities" is defined in Section 2.3(a)(1).

                  "FERC" means the Federal Energy Regulatory Commission or any commission, agency or other governmental body succeeding to the powers of such commission.

                  "First Offer Closing" is defined in Section 7.3(d).

                  "Fiscal Year" shall mean the fiscal year of the Company, which shall be the calendar year.

                  "GAAP" means generally accepted accounting principles.

                  "Governmental Authority" means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

                  "Indemnified Person" is defined in Section 10.2.

                  "Interim Period" is defined in Section 6.2(c).

                  "Local Distribution Company" means those companies in North Carolina and Virginia identified in this Agreement or related Agreements, whose primary purpose is to distribute natural gas to end-user customers.

                   "Necessary Regulatory Approvals" means all consents, approvals and other authorizations as may be required from Governmental Authorities (but excluding consents, approvals and authorizations of a nature not customarily obtained prior to commencement of construction of facilities such as the Facilities) in connection with (a) the construction and operation of the Facilities, (b) the formation of the Company and (c) the conduct of the business of the Company.

                  "NCUC" means the North Carolina Utilities Commission.

                  "NCUC Application" means the filing, as amended, by Progress Energy (or one of its affiliates) and APEC as Eastern North Carolina Natural Gas Company of an Application for Bond Funds, a Certificate of Public Convenience and Necessity and a request for the Exclusive Franchise of the Service Territory.

                  "Offer Notice" is defined in Section 7.3(b).

                  "Offer Price" is defined in Section 7.3(b).

                  "Offered Shares" is defined in Section 7.3(a).

                  "Officer" shall mean an officer of the Company as provided for in the Bylaws.

                  "Operator" is defined in the CO&M Agreement.

                  "Other Shareholder" is defined in Section 7.3(a).

                  "Parent" means a company that owns or controls one or more Subsidiaries through the ownership of voting Stock.

                  "Permitted Transfer" is defined in Section 7.1.

                  "Permitted Transferee" is defined in Section 7.1.

                  "Person" means any individual, corporation, limited liability company, partnership, trust, or other entity.

                  "Related Agreement" means the CO&M Agreement, the Services Agreement, any promissory note representing a Shareholder loan and each other agreement between the Company, on the one hand, and any Shareholder or any Affiliate of any Shareholder, on the other hand.

                  "Response Notice" is defined in Section 7.3(b).

                  "Response Period" is defined in Section 12.1(ii).

                  "Right of First Offer" is defined in Section 7.3(a).

                  "Selling Shareholder" is defined in Section 7.3(a).

                  "Services Agreement" is defined in Section 2.3 (a)(2).

                  "Service Territory" is defined in Section 2.3.

                  "Shareholder" means APEC or CP&L Energy.

                  "Shareholder Loan" is defined in Section 6.2(c).

                  "Shares" means all shares of the Company's common or preferred stock, whether currently issued and outstanding or subsequently issued by the Company, as applicable.

                  "Subsidiary" shall mean, with respect to any specified Person, each of (i) any other Person not less than a majority of the overall economic equity in which is owned, directly or indirectly through one of more intermediaries, by such specified Person, (ii) any other Person in respect of which such specified Person has the power, directly or indirectly through one or more intermediaries, to elect a majority of the board of directors or other persons performing similar functions (it being understood that such other persons performing similar functions may include, for example and without limitation, the board of directors of the sole, or managing, corporate general partner of a limited partnership or the Shareholders of a management committee of a partnership, limited partnership or limited liability company performing functions similar to that of a board of directors) and (iii) without limitation of clauses (i) and (ii), any other Person who or which, directly or indirectly through one or more intermediaries, is controlled by such specific Person.

                  "System Development Costs" means expenditures made by Progress Energy or any of its Affiliates prior to the date of this Agreement, if approved by the Board pursuant to Section 6.1 if required to be so approved, including, but not limited to, expenditures made in the course of activities reasonably related to planning and designing the Facilities, acquiring rights of way, preparing the NCUC Application and obtaining the Necessary Regulatory Approvals.

                   "Third Party" means any Person other than a Shareholder or any of its Affiliates.

                  "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, assignment, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, assign, pledge, hypothecate, or otherwise dispose of; provided that Transfer shall not include the acquisition by merger, consolidation, purchase or otherwise by any person, entity or group of a majority of the outstanding voting shares of Progress Energy or the sale of all or substantially all of the assets of Progress Energy.

                  "Wholly-Owned Subsidiary" shall mean, with respect to any specified Person, any other Person (i) as to which such specified Person owns, directly or indirectly, of record and beneficially, (x) all of the voting power and (y) (A) if such other Person is a corporation, all of the outstanding capital stock, and (B) if such other Person is not a corporation, all of the equity and profits interests at the time any determination thereof is being made, in the case of both sub-clauses (x) and (y) other than director's qualifying (or other similar) shares, and (ii) which such specified Person in any event controls.

                                                                    EXHIBIT 4.3


                                    INSURANCE


         (A) For so long as the Board agrees and Progress Energy in its sole discretion, consents, Progress Energy (or any of its Affiliates (excluding the Company)) shall provide insurance coverage for the Company under its own insurance policies. For such insurance purposes, Progress Energy shall treat the Facilities as 100% owned by Progress Energy and insure the Facilities and the risk associated therewith in a manner consistent with the insuring of its other facilities and assets. In the event that the Board does not agree or Progress Energy does not consent to the provision of insurance coverage under Progress Energy's own insurance policies, the Company shall obtain such insurance coverage as is directed by the Board.

         Each Shareholder (including Progress Energy acting in the capacity of Manager or Operator as set forth in the Shareholders' Agreement or Construction, Operation and Maintenance Agreement, respectively), its Affiliates and its and their respective officers, directors and employees, including those serving as directors and Officers of the Company shall be named as additional insureds on all liability policies provided on behalf of the Company.

         The Company shall be responsible for bearing its portion of any costs, including premiums, deductibles, self-insured retentions and uninsured losses associated with the insurances being provided by Progress Energy for the Company.

         (B) If required, Progress Energy shall arrange for Builder's Risk Insurance to be applicable to the construction and testing phases of the Facilities. If such insurance is purchased, it may be purchased in the name of the Company or shall be required to be provided by the construction contractor. Progress Energy shall furnish the Board and APEC with information relative to this insurance.

         (C) The Company shall maintain directors' and officers' liability insurance policy to cover its Directors, Officers and employees. The Company shall pay for all premiums, deductibles, self-insured retentions, coinsurance and uninsured losses associated with such insurance.

         (D) After a Shareholder learns of any event, condition, circumstance, or a claim relating thereto, that has resulted, or may result in a claim, liability, or cause of action of any kind against the Company, or if any Shareholder is sued or receives notice of a suit on an alleged claim or cause of action arising out of the Company's operations, such Shareholder shall give prompt notice to the Company and the other Shareholder.

                                                                  EXHIBIT 6.1(A)


                    PROGRESS ENERGY SYSTEM DEVELOPMENT COSTS

                                                                  EXHIBIT 6.2(C)

                             FORM OF PROMISSORY NOTE


Raleigh, North Carolina                                                   [DATE]

FOR VALUE RECEIVED, EASTERN NORTH CAROLINA NATURAL GAS COMPANY, (the "Borrower") hereby promises to pay to Progress Energy, Inc. (the "Payee"), in lawful money of the United States of America, on demand, the principal sum of $ _____________ , or the outstanding balance of principal shown on the attached schedule that is made a part hereof for all purposes, whichever is less. The Borrower hereby promises to pay interest on such principal amounts outstanding hereunder on the first business day of each month. The interest rate will reset monthly. Interest will be charged on the daily outstanding principle balance at the Prime Rate. Prime Rate is the rate in effect on the first day of each month as published in the Money Rates section of the Wall Street Journal. If the first day of the month is not a business day, the rate published on the first business day of the month will be used.

The calculation of interest will be based on the actual number of days in the month divided by 360 days.

The outstanding balance of principal under this note may be repaid in whole or in part, together with accrued interest to the date of such repayment, without premium or penalty. However, any amounts repaid may not be reborrowed under this note.

All principal and interest payments hereunder are to be made in immediately available funds to Payee's bank account as designated in writing by Payee's Treasurer.

By acceptance of this note, Payee agrees to record on the attached schedule the date and principal amount of the borrowing and the date and amount of any such prepayment. The failure to accurately record any transaction on the attached schedule shall in no way affect the obligation of the Borrower to repay any amounts due hereunder.

EASTERN NORTH CAROLINA NATURAL GAS COMPANY


By:
    --------------------------------------------
    Name:
    Title: